Exhibit 99

	Schramka Share Sales
No.	Shareholder Name	# Shares
1	Excelsior Management, LLC	1,500,000
2	Triad Holdings Group, LLC	500,000
3	Palatine Capital Investment Group, LLC	500,000
4	J & K Holdings and Investments, Inc.	600,000
5	Statewide Secretarial Service, Inc.	600,000
6	James Cox	350,000
7	Cort Christy	100,000
8	R & CRT Holdings & Investment Group, Ltd.	100,000
9	K & C Financial, Inc.	100,000
10	Robert Walker	100,000
11	Colleen M. Rague	100,000
12	Dustin Hanshaw	100,000
13	Jeannie Paparone	100,000
14	Nevada Resolutions, Inc.	100,000
15	Nina Delly	100,000
16	Chad Tendrich	1,500,000
17	JDL Marketing, Inc.	1,600,000
18	Legacy Jupiter, LLC	100,000
19	Lawrence Dugan Jr	500,000
20	Xavier Romero	400,000
21	Dean Tendrich	100,000
22	Tara Ramsey	100,000
23	Hiram Daniels, III	100,000
24	Tenco Trust 2007	100,000
25	Howard J Tendrich	60,000
26	Helen Rose Tendrich Amended & Restated Revocable Trust	60,000
27	Helen Rose Tendrich Family, LTD	60,000
28	Jon M Tendrich	60,000
29	Jack H Tendrich	60,000
30	Marci Shaffer	100,000
31	Steven A Tendrich Trust 2006	100,000
32	Universal Capital Group, Inc.	50,000

	S-1 Offering Shares
33	Xavier Romoero	600,000
34	Travis Waldo	100,000
35	Centurion Marketing Group, LLC	200,000
36	K & C Financial, Inc.	100,000
37	Southwest Business Services, LLC	200,000